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                                                                Exhibit 9(a)
                                     FORM OF
                     TRANSFER AGENCY AND SERVICES AGREEMENT


THIS AGREEMENT, dated as of this day of November, 1998 (the "Effective Date") between SAGE ADVISORS, INC. (the "Company"), a Delaware corporation having its principal place of business at 300 Atlantic Street, Stanford, Connecticut and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group"), a Massachusetts corporation with principal offices at 4400 Computer Drive, Westboro, Massachusetts 01581.

                                   WITNESSETH

         WHEREAS, Sage Life Investment Trust (the "Trust") and the Company have entered into a management agreement pursuant to which the Company has agreed to provide certain services for the Trust.

         WHEREAS, the Trust is authorized to issue Shares in separate series, with each such series representing interests in a separate portfolio of securities or other assets.

         WHEREAS, the Trust initially intends to offer Shares in those Portfolios identified in the attached Exhibit 1, each such Portfolio, together with all other Portfolios subsequently established by the Trust shall be subject to this Agreement in accordance with Article 14;

         WHEREAS, the Company desires to appoint Investor Services Group as the Trust's transfer agent, dividend disbursing agent and agent in connection with certain other activities and Investor Services Group desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Company and Investor Services Group agree as follows:

Article  1        Definitions.

         1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of the Trust as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of the Company; or (ii) any person, whether or not such person is an officer or employee of the Company, duly authorized to give Oral Instructions or Written Instructions on behalf of the Company as indicated in writing to Investor Services Group from time to time.

                  (c) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Trust, as the case may be.

                  (d) "Commencement Date" shall mean the date on which Investor Services Group commences providing services to the Trust under this Agreement.

                  (e) "Commission" shall mean the Securities and Exchange Commission.

                  (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Trust may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Investor Services Group from a person reasonably believed by Investor Services Group to be an Authorized Person;

                  (j) "Portfolio" shall mean each separate series of shares offered by the Trust representing interests in a separate portfolio of securities and other assets;

                  (k) "Prospectus" shall mean the most recently dated Trust Prospectus and Statement of Additional Information, including any amendments and supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (l) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of each respective Portfolio of the Trust as may be issued from time to time.

                  (m) "Shareholder" shall mean a record owner of Shares of each respective Portfolio of the Trust.

                  (n) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Investor Services Group to be an Authorized Person and actually received by Investor Services Group. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.




Article  2        Appointment of Investor Services Group.

         The Company, on behalf of the Trust and its Portfolios, hereby appoints and constitutes Investor Services Group as the sole and exclusive transfer agent and dividend disbursing agent for Shares of each respective Portfolio of the Trust and as shareholder servicing agent for the Trust and Investor Services Group hereby accepts such appointments and agrees to perform the duties hereinafter set forth. The terms of this Agreement and the appointment shall be effective as of the Effective Date.

Article  3        Duties of Investor Services Group.

         3.1      Investor Services Group shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Portfolio, as more fully described in the written schedule of Duties of Investor Services Group annexed hereto as Schedule A and incorporated herein, and in accordance with the terms of the Prospectus of the Trust on behalf of the applicable Portfolio, applicable law and the procedures established from time to time between Investor Services Group and the Company.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Portfolio which are authorized, based upon data provided to it by the Company, and issued and outstanding. Investor Services Group shall provide the Company on a regular basis with the total number of Shares of each Portfolio which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

                  (c) In addition to providing the foregoing services, the Company hereby engages Investor Services Group as its exclusive service provider with respect to the Print/Mail Services as set forth in Schedule B for the fees also identified in Schedule B. Investor Services Group agrees to perform the services and its obligations subject to the terms and conditions of this Agreement.

                  (d) Notwithstanding any of the foregoing provisions of this Agreement, Investor Services Group shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, the Company shall (i) identify to Investor Services Group in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Investor Services Group for the Trust's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Company as provided above.

         3.3 In addition to the duties set forth herein, Investor Services Group shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Company and Investor Services Group.

Article  4        Recordkeeping and Other Information.

         4.1 Investor Services Group shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule A in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. Such records shall be maintained by Investor Services Group for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         4.2 To the extent required by Section 31 of the 1940 Act, Investor Services Group agrees that all such records prepared or maintained by Investor Services Group relating to the services to be performed by Investor Services Group hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with Section 31 and rules promulgated by the SEC thereunder, and will be surrendered promptly to the Trust on and in accordance with the Company's request.

4.3 In case of any requests or demands for the inspection of Shareholder records of the Trust, Investor Services Group will endeavor to notify the Company of such request and secure Written Instructions as to the handling of such request. Investor Services Group reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article  5               Instructions.

         5.1 Investor Services Group will have no liability when acting upon Written or Oral Instructions reasonably believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Company. Investor Services Group will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Trust and the proper countersignature of Investor Services Group.

         5.2 At any time, Investor Services Group may request Written Instructions from the Company and may seek advice from legal counsel for the Trust, or its own legal counsel, with respect to any matter arising in connection with this Agreement; provided, however, that Investor Services Group shall not incur any legal expenses on behalf of the Trust without the Company's consent. Investor Services Group shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Trust or for Investor Services Group. Written Instructions requested by Investor Services Group will be provided by the Company within a reasonable period of time.

         5.3 Investor Services Group, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Company only if said representative is an Authorized Person. The Company agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Company's failure to so confirm shall not impair in any respect Investor Services Group's right to rely on Oral Instructions.

Article  6        Compensation.

         6.1 The Company will compensate Investor Services Group for the performance of its obligations hereunder in accordance with the fees set forth in the written Fee Schedule annexed hereto as Schedule B and incorporated herein.

         6.2 In addition to those fees set forth in Section 6.1 above, the Company agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by Investor Services Group in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule C and incorporated herein. Schedule C may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Investor Services Group in the performance of its obligations hereunder.

         6.3 The Company agrees to pay all fees and out-of-pocket expenses to Investor Services Group by Federal Funds Wire or such other method of payment as the parties shall mutually agree upon within fifteen (15) business days following the receipt of the respective invoice. In addition, with respect to all fees under this Agreement, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1 1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts.

         6.4 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule B, a revised Fee Schedule executed and dated by the parties hereto.

         6.5 The Company acknowledges that the fees that Investor Services Group charges the Company under this Agreement reflect the allocation of risk between the parties, including the limitations on liability and exclusion of remedies in
Section 11.2 and Article 12. Modifying the allocation of risk from what is stated here would affect the fees that Investor Services Group charges, and in consideration of those fees, the Company agrees to the stated allocation of risk.

Article  7        Documents.

         In connection with the appointment of Investor Services Group, the Company shall, on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for Investor Services Group to prepare to perform its duties hereunder, deliver or caused to be delivered to Investor Services Group the documents set forth in the written schedule of Trust Documents annexed hereto as Schedule D.

Article  8        Transfer Agent System.

         8.1 Investor Services Group shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by Investor Services Group in connection with the services provided by Investor Services Group to the Company herein (the "Investor Services Group System").

         8.2 Investor Services Group hereby grants to the Company a limited license to the Investor Services Group System for the sole and limited purpose of having Investor Services Group provide the services contemplated hereunder and nothing contained in this Agreement shall be construed or interpreted otherwise and such license shall immediately terminate with the termination of this Agreement.

         8.3 In the event that the Company, including any affiliate or agent of the Company or any third party acting on behalf of the Company is provided with direct access to the Investor Services Group System for either account inquiry or to transmit transaction information, including but not limited to maintenance, exchanges, purchases and redemptions, such direct access capability shall be limited to direct entry to the Investor Services Group System by means of on-line mainframe terminal entry or PC emulation of such mainframe terminal entry and any other non-conforming method of transmission of information to the Investor Services Group System is strictly prohibited without the prior written consent of Investor Services Group.

Article  9        Representations and Warranties.

         9.1 Investor Services Group represents and warrants to the Company that:

                  (a) it is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts;

                  (b) it is empowered, licensed and registered under all applicable federal and state laws and is empowered by its Articles of Incorporation and By-Laws to enter into and perform under this Agreement;

                  (c) all requisite corporate proceedings have been taken to authorize it to enter into this Agreement;

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement;

                  (e) it has and will  continue to have access to the  necessary
         facilities,   equipment   and  personnel  to  perform  its  duties  and
         obligations under this Agreement;

                  (f) all equipment and software provided or used by Investor Services Group or any of its subsidiaries or divisions in connection with rendering services to the Company under the terms of this Agreement, include or shall include design and performance capabilities so that prior to, during, and after December 31, 1999 (the "Millennium Date Change") they will not malfunction, produce invalid or incorrect results, cause an interruption in or diminish the quality of the services provided to the Company, or abnormally cease to function due to the Millennium Date Change. Such design and performance capabilities shall include without limitation the ability to recognize and process the year 2000 and thereafter and to manage and manipulate data involving dates, including without limitation, (i) single century and multi-century formulas and date values without resulting in the generation of incorrect values involving such dates or causing an abnormal ending, (ii) date data interfaces with functionalities and data fields that indicate the century, and (iii) date-related functions that indicate the century; and

                  (g) all equipment and software provided by Investor Services Group in connection with the services rendered to the Company under the terms of this Agreement, as amended include or shall include design and performance capabilities so that prior to, during, and after the calendar year 2000, they will not malfunction, produce invalid or incorrect results, or abnormally cease to function due solely to the year 2000 date change. Such design and performance capabilities shall include without limitation the ability to recognize the century and to manage ad manipulate data involving dates, including single century and multi-century formulas and date values, without resulting in the generation of incorrect values involving such dates or causing an abnormal ending; date data interfaces with functionalities and data fields that indicate the century; and date-related functions that indicate the century.

         9.2 The Company represents and warrants to Investor Services Group that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-Laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of each of the Portfolios will be effective and remain effective when the Trust commences offering its Shares to the public, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Trust's Articles of Incorporation and its Prospectus with respect to each Portfolio, such Shares shall be validly issued, fully paid and non-assessable.

Article 10        Indemnification.

         10.1 Investor Services Group shall not be responsible for and the Company shall indemnify and hold Investor Services Group harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against Investor Services Group or for which Investor Services Group may be held to be liable (a "Claim") arising out of or attributable to any of the following:

                  (a) any actions of Investor Services Group required to be taken pursuant to this Agreement unless such Claim resulted from a negligent act or omission to act or bad faith by Investor Services Group in the performance of its duties hereunder;

                  (b) Investor Services Group's reasonable reliance on, or reasonable use of information, data, records and documents (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) received by Investor Services Group from the Company, or any authorized third party acting on behalf of the Company, including but not limited to the prior transfer agent for the Trust, in the performance of Investor Services Group's duties and obligations hereunder;

                  (c) the reliance on, or the implementation of, any Written or Oral Instructions or any other instructions or requests of the Company on behalf of the applicable Portfolio;

                  (d) the offer or sales of shares in violation of any requirement under the securities laws or regulations of any state that such shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state; and

                  (e) the Company's refusal or failure to comply with the terms of this Agreement, or any Claim which arises out of the Company's negligence or misconduct or the breach of any representation or warranty of the Company made herein.

         10.2 Investor Services Group shall indemnify and hold the Company harmless from and against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which may be asserted against the Company or for which the Company may be held to be liable in connection with the improper or unauthorized use of the Investor Services Group System (a "Claim") unless such Claim resulted from a negligent act or omission to act or bad faith by the Trust in the performance of its duties hereunder.

         10.3 In any case in which one party (the "Indemnifying Party") may be asked to indemnify or hold the other party (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Article 10 shall survive the termination of this Agreement.

         10.4 Any claim for indemnification under this Agreement must be made prior to the earlier of:

                  (a)      one  year  after  the   Indemnifying   Party
becomes
 aware  of  the  event  for  which
         indemnification is claimed; or

                  (b) one year after the earlier of the termination of this Agreement or the expiration of the term of this Agreement.

         10.5 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 10 shall be the Indemnified Party's sole and exclusive remedy for claims or other actions or proceedings to which the Indemnifying Party's indemnification obligations pursuant to this Article 10 may apply.

Article  11       Standard of Care.

         11.1 Investor Services Group shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Company or the Trust unless said errors are caused by Investor Services Group's own negligence, bad faith or willful misconduct or that of its employees.

         11.2 Notwithstanding any provision in this Agreement to the contrary, each party's cumulative liability (to the other party) for all losses, claims, suits, controversies, breaches, or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory shall not exceed the lesser of
(i) $500,000 or (ii) the fees received by Investor Services Group for services provided under this Agreement during the twelve months immediately prior to the date of such loss or damage, plus any amounts that are recovered from any liability insurance on which such party makes a claim. Each party understands the limitation on the other party's damages to be a reasonable allocation of risk and each party expressly consents with respect to such allocation of risk. In allocating risk under the Agreement, the parties agree that the damage limitation set forth above shall apply to any alternative remedy ordered by a court in the event such court determines that sole and exclusive remedy provided for in the Agreement fails of its essential purpose.

         11.3 Neither party may assert any cause of action against the other party under this Agreement that accrued more than two (2) years prior to the filing of the suit (or commencement of arbitration proceedings) alleging such cause of action.

         11.4 Each party shall have the duty to mitigate damages for which the other party may become responsible.

Article  12       Consequential Damages.

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES.

Article  13       Term and Termination.

         13.1 Subject to the provisions of Sections 13.4 and 13.5, this Agreement shall be effective on the date first written above and shall continue for a period of five (5) years (the "Initial Term").

         13.2 Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of three (3) years ("Renewal Terms") each, unless the Company or Investor Services Group provides written notice to the other of its intent not to renew. Such notice must be received not less than ninety (90) days and not more than one-hundred eighty (180) days prior to the expiration of the Initial Term or the then current Renewal Term.

         13.3 In the event a termination notice is given by the Company, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Company.

         13.4 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a "Defaulting Party") the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. If Investor Services Group is the Non-Defaulting Party, its termination of this Agreement shall not constitute a waiver of any other rights or remedies of Investor Services Group with respect to services performed prior to such termination of rights of Investor Services Group to be reimbursed for out-of-pocket expenses. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

         13.5 Notwithstanding anything contained in this Agreement to the contrary, should the Company desire to move any of the services provided by Investor Services Group hereunder to a successor service provider prior to the expiration of the then current Initial or Renewal Term, or should the Company or the Trust or any of its or their affiliates take any action which results in Investor Services Group ceasing to provide administration services to the Company or the Trust prior to the expiration of the then current Initial or Renewal Term, Investor Services Group shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that Investor Services Group will be able to facilitate a conversion of services on such prior date. In connection with the foregoing and except as provided in Sections 13.4 and 13.5 of this Agreement, should services be converted to a successor service provider, or should the Company or the Trust or any of its or their affiliates take any action which results in Investor Services Group ceasing to provide administration services to the Company or the Trust prior to the expiration of the then current Initial or Renewal Term, the Trust shall be required to pay to Investor Services Group an amount equal to three (3) months fees due to Investor Services Group and calculated at the asset and/or Shareholder account levels, as the case may be, on the date notice of termination was given to Investor Services Group, plus any fee waivers granted to the Trust by Investor Services Group.

Article  14       Additional Portfolios

         14.1 In the event that the Trust establishes one or more Portfolios in addition to those identified in Exhibit 1, with respect to which the Company desires to have Investor Services Group render services as transfer agent under the terms hereof, the Company shall so notify Investor Services Group in writing, and if Investor Services Group agrees in writing to provide such services, Exhibit 1 shall be amended to include such additional Portfolios.

Article  15       Confidentiality.

         15.1 The parties agree that the Proprietary Information (defined below) and the contents of this Agreement (collectively "Confidential Information") are confidential information of the parties and their respective licensors. The Company and Investor Services Group shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the confidentiality of the Confidential Information of the other as it would exercise to protect its own confidential information of a similar nature. The Company and Investor Services Group shall not duplicate, sell or disclose to others the Confidential Information of the other, in whole or in part, without the prior written permission of the other party. The Company and Investor Services Group may, however, disclose Confidential Information to their respective parent corporation, their respective affiliates, their subsidiaries and affiliated companies and employees, provided that each shall use reasonable efforts to ensure that the Confidential Information is not duplicated or disclosed in breach of this Agreement. The Company and Investor Services Group may also disclose the Confidential Information to independent contractors, auditors, and professional advisors, provided they first agree in writing to be bound by the confidentiality obligations substantially similar to this Section 15.1. Notwithstanding the previous sentence, in no event shall either the Company or Investor Services Group disclose the Confidential Information to any competitor of the other without specific, prior written consent.

         15.2     Proprietary Information means:

                  (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or Investor Services Group, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

                  (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or Investor Services Group a competitive advantage over its competitors; and

                  (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, show-how and trade secrets, whether or not patentable or copyrightable.

         15.3 Confidential Information includes, without limitation, all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills of material, equipment, prototypes and models, and any other tangible manifestation of the foregoing of either party which now exist or come into the control or possession of the other.

         15.4 The obligations of confidentiality and restriction on use herein shall not apply to any Confidential Information that a party proves:

                  (a) Was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of such party; or

                  (b) Was lawfully received by the party from a third party free of any obligation of confidence to such third party; or

                  (c) Was already in the possession of the party prior to receipt thereof, directly or indirectly, from the other party; or

                  (d)  Is   required   to  be   disclosed   in  a  judicial   or
         administrative proceeding after all reasonable legal remedies for maintaining such information in confidence have been exhausted including, but not limited to, giving the other party as much advance notice of the possibility of such disclosure as practical so the other party may attempt to stop such disclosure or obtain a protective order concerning such disclosure; or

                  (f) Is subsequently and independently  developed by employees,
         consultants   or  agents  of  the  party   without   reference  to  the
         Confidential Information disclosed under this Agreement.

Article  16       Force Majeure.

         No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country, (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or
(v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 17        Assignment and Subcontracting.

         This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Investor Services Group may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by Investor Services Group.

Article 18        Arbitration.

         18.1 Any claim or controversy arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration administered by the American Arbitration Association in Boston, Massachusetts in accordance with its applicable rules, except that the Federal Rules of Evidence and the Federal Rules of Civil Procedure with respect to the discovery process shall apply.

         18.2 The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

         18.3 The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Article 18.

Article  19       Notice.

         Any notice or other instrument authorized or required by this Agreement to be given in writing to the Company or Investor Services Group, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                  To the Company:

                  Sage Advisors, Inc.
                  300 Atlantic Street, Third Floor
                  Stanford, Connecticut 06901
                  Attention:  President

                  To Investor Services Group:

                  First Data Investor Services Group, Inc.
                  4400 Computer Drive
                  Westboro, Massachusetts  01581
                  Attention:  President

                  with a copy to Investor Services Group's General Counsel

Article 20        Governing Law/Venue.

         The laws of the Commonwealth of Massachusetts, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this Agreement. The terms of this Agreement shall be subject to, and interpreted in accordance with, the provisions of the 1940 Act to the extent applicable. All actions arising from or related to this Agreement shall be brought in the state and federal courts sitting in the City of Boston, and Investor Services Group and Client hereby submit themselves to the exclusive jurisdiction of those courts.

Article 21        Counterparts.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 22        Captions.

         The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

Article 23        Publicity.

         Neither Investor Services Group nor the Company shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 24        Relationship of Parties/Non-Solicitation.

         24.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

         24.2 During the term of this Agreement and for one (1) year afterward, the Company shall not recruit, solicit, employ or engage, for the Company or others, Investor Services Group's employees.

Article 25        Entire Agreement; Severability.

         25.1 This Agreement, including Schedules, Addenda, and Exhibits hereto, constitutes the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by each party. No such writing shall be effective as against Investor Services Group unless said writing is executed by a Senior Vice President, Executive Vice President, or President of Investor Services Group. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

         25.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                            SAGE ADVISORS, INC.

                                            By:

                                            Title:  President


                                            FIRST DATA INVESTOR SERVICES GROUP,
 INC.


                                            By:

                                            Title:

                                    Exhibit 1

                               LIST OF PORTFOLIOS

                           S & P 500 Equity Index Fund
                                EAFE Equity Index
                         Russell 2000 Equity Index Fund
                                Money Market Fund

                                   Schedule A

                        DUTIES OF INVESTOR SERVICES GROUP

         1. Shareholder Information. Investor Services Group shall maintain a record of the number of Shares held by each Shareholder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2. Shareholder Services. Investor Services Group shall respond as appropriate to all inquiries and communications from Shareholders relating to Shareholder accounts with respect to its duties hereunder and as may be from time to time mutually agreed upon between Investor Services Group and the Company.

         3.       Share Certificates.

                  (a) At the expense of the Company, the Company shall supply Investor Services Group with an adequate supply of blank share certificates to meet Investor Services Group requirements therefor. Such Share certificates shall be properly signed by facsimile. The Company agrees that, notwithstanding the death, resignation, or removal of any officer of the Trust whose signature appears on such certificates, Investor Services Group or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

                  (b) Investor Services Group shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Investor Services Group of properly executed affidavits and lost certificate bonds, in form satisfactory to Investor Services Group, with the Company and Investor Services Group as obligees under the bond.

                  (c) Investor Services Group shall also maintain a record of each certificate issued, the number of Shares represented thereby and the Shareholder of record. With respect to Shares held in open accounts or uncertificated form (i.e., no certificate being issued with respect thereto) Investor Services Group shall maintain comparable records of the Shareholders thereof, including their names, addresses and taxpayer identification. Investor Services Group shall further maintain a stop transfer record on lost and/or replaced certificates.

         4. Mailing Communications to Shareholders; Proxy Materials. Investor Services Group will address and mail to Shareholders of the Trust, all reports to Shareholders, dividend and distribution notices and proxy material for the Trust's meetings of Shareholders. In connection with meetings of Shareholders, Investor Services Group will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.       Sales of Shares.

                  (a) Investor Services Group shall not be required to issue any Shares of the Trust where it has received a Written Instruction from the Company or official notice from any appropriate authority that the sale of the Shares of the Trust has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Investor Services Group to rely on such Written Instructions or official notice.

                  (b) In the event that any check or other order for the payment of money is returned unpaid for any reason, Investor Services Group will endeavor to: (i) give prompt notice of such return to the Company or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Investor Services Group may from time to time deem appropriate.

         6.       Transfer and Repurchase.

                  (a) Investor Services Group shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in the Trust's Prospectus.

                  (b) Investor Services Group will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Investor Services Group reasonably may deem necessary.

                  (c) Investor Services Group reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Investor Services Group also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Investor Services Group, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

                  (d) When Shares are redeemed, Investor Services Group shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and the Company or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Investor Services Group reflecting outstanding Shares of the Trust and Shares attributed to individual accounts.

                  (e) Investor Services Group shall upon receipt of the monies provided to it by the Custodian for the repurchase of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures described in the written instruction received by Investor Services Group from the Company.

                  (f) Investor Services Group shall not process or effect any repurchase with respect to Shares of the Trust after receipt by Investor
Services Group or its agent of notification of the suspension of the determination of the net asset value of the Trust.

         7.       Dividends.

                  (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Trust with respect to Shares of the Trust, the Company shall furnish or cause to be furnished to Investor Services Group Written Instructions setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which Shareholders entitled to payment shall be determined, the amount payable per Share to the Shareholders of record as of that date, the total amount payable on the payment date and whether such dividend or distribution is to be paid in Shares at net asset value.

                  (b) On or before the payment date specified in such resolution of the Board of Directors, the Company will provide Investor Services Group with sufficient cash to make payment to the Shareholders of record as of such payment date.

                  (c) If Investor Services Group does not receive sufficient cash from the Company to make total dividend and/or distribution payments to all Shareholders of the Trust as of the record date, Investor Services Group will, upon notifying the Company, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Investor Services Group.

         8. In addition to and neither in lieu nor in contravention of the services set forth above, Investor Services Group shall: (i) perform all the customary services of a transfer agent, registrar and dividend disbursing agent as described herein consistent with those requirements in effect as at the date of this Agreement. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

         9. Cash Management Services. Funds received by Investor Services Group in the course of performing its services hereunder will be held in bank or money market fund accounts in the name of Investor Services Group as agent for the benefit of its clients. Such accounts may include funds held by Investor Services Group as agent for the benefit of clients other than the Fund. Investor Services Group shall be entitled to retain any interest, dividends, balance credits or fee reductions or other concessions or benefits earned or generated by or associated with such accounts or made available by the institution with which such accounts are maintained.

                                   Schedule B

                                  FEE SCHEDULE



  1.     Standard Fees

                  $4,000 per Portfolio per annum


After the one year anniversary of the effective date of this Agreement, Investor Services Group may, subject to the approval of the Company, adjust the above fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted)
- (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Client's monthly fees (or the Effective Date absent a prior such adjustment).


  2.     Programming Costs

         (a)      Dedicated Team:

                  Programmer                      $100,000 per annum
                  BSA                                  $ 85,000 per annum
                  Tester                                $ 65,000 per annum

         (b)      System Enhancements (Non Dedicated Team):

                  Programmer                        $135.00 per hour

The above rates are subject to an annual 5% increase after the one year anniversary of the effective date of this Agreement, subject to the approval of the Company.

3.       Print/Mail Fees.

                                   Schedule C

                             OUT-OF-POCKET EXPENSES

         The Company shall reimburse Investor Services Group monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

Microfiche/microfilm production Magnetic media tapes and freight Printing costs, including certificates, envelopes, checks and stationery Postage (bulk, pre-sort, ZIP+4, barcoding, first class) direct pass through to the Trust Due diligence mailings Telephone and telecommunication costs, including all lease, maintenance and line costs Ad hoc reports Proxy solicitations, mailings and tabulations Daily & Distribution advice mailings Shipping, Certified and Overnight mail and insurance Year-end form production and mailings Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines Duplicating services Courier services Incoming and outgoing wire charges Federal Reserve charges for check clearance Overtime, as approved by the Company Temporary staff, as approved by the Company Travel and entertainment, as approved by the Company Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors Third party audit reviews Ad hoc SQL time Insurance Such other miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement.

         The Company agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with Investor Services Group. In addition, the Company will promptly reimburse Investor Services Group for any other unscheduled expenses incurred by Investor Services Group whenever the Company and Investor Services Group mutually agree that such expenses are not otherwise properly borne by Investor Services Group as part of its duties and obligations under the Agreement.

                                                Schedule D

                                             TRUST DOCUMENTS

               Certified copy of the Declaration of Trust of the Trust

               Certified copy of the By-laws of the Trust

Copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement

               Specimens  of  the  certificates  for  Shares  of the  Trust,  if applicable, in the form approved by the Board of Directors of the Trust, with a certificate of the Secretary of the Trust as to such approval

               All account  application  forms and other  documents  relating to
              Shareholder accounts or to any plan, program or service offered by the Trust

               Certified  list of  Shareholders  of the  Trust  with  the  name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Trust held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefore, and the number of Shares redeemed by the Trust

               All  notices  issued by the Trust  with  respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Trust or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.